Exhibit 23.6
CONSENT OF INDEPENDENT AUDITOR
We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-147244 on Form S-3, our report dated April 19, 2007, relating to our audit of the consolidated financial statements of Laser MidStream Energy, LP and Subsidiaries for the period from April 14, 2005 (inception) to December 31, 2005 and for the year ended December 31, 2006, which appears in the Current Report on Form 8-K/A of Eagle Rock Energy Partners, L.P., and to the reference to our firm under the captions “Experts” in such Registration Statement.
/s/ Hein & Associates LLP

Houston, Texas
December 20, 2007